Exhibit 4.2

Description of the Company’s Common Stock Registered

Under Section 12 of the Securities Exchange Act of 1934

The following summary of the Company’s common stock is based on and qualified by our Articles of Amendment and Restatement (our “Charter”) and Fourth Amended and Restated Bylaws (our “Bylaws”).  For a complete description of the terms and provisions of the Company’s common stock, refer to our Charter and Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.  Throughout this exhibit, references to “the Company,” “we,” “our,” and “us” refer to STORE Capital Corporation.

General

Our Charter authorizes us to issue up to 375,000,000 shares of common stock, $0.01 par value per share, and 125,000,000 shares of preferred stock, $0.01 par value per share.  Our Charter authorizes our board of directors (“Board”), with the approval of a majority of the entire Board and without stockholder approval, to amend our Charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue.

Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Subject to the provisions of our Charter restricting the transfer and ownership of our stock and except as may otherwise be specified in the terms of any other class or series of our stock, holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock possess exclusive voting power.  Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected.  The holders of our common stock do not have cumulative voting rights in the election of directors.  This means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock are entitled to receive dividends as and when authorized by our Board and declared by us out of assets legally available for the payment of dividends.  Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences, if any, the holders of our common stock will be entitled to share ratably in our remaining assets legally available for distribution.  Holders of our common stock do not have preemptive, subscription, redemption or conversion rights.  There are no sinking fund provisions applicable to the common stock. Holders of our common stock generally have no appraisal rights.  All shares of our common stock have equal dividend and liquidation rights.  The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future and to the restrictions on ownership and transfer of our stock described under  “–Restrictions on Ownership and Transfer.”

Under the Maryland General Corporation Law (“MGCL”), a Maryland corporation generally may not amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the company’s charter.  As permitted by Maryland law, our Charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.  In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Increase Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common Stock and Preferred Stock

Our Charter authorizes our Board, with the approval of a majority of the entire Board and without stockholder approval, to amend our Charter to increase or decrease the aggregate number of shares of common and preferred stock or the number of shares of any class or series of stock that we are authorized to issue.

In addition, our Charter authorizes our Board to classify or reclassify any unissued shares of our common and preferred stock into any class or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon our liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorizes us to issue the newly classified shares.  Before authorizing the issuance of shares of any new class or series, our Board is required by Maryland law and our Charter to set, subject to our Charter restrictions on transfer and ownership, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock.

These actions may be taken without the approval of holders of our stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.  Thus, our Board could authorize the issuance of shares of common stock with terms and conditions, or preferred stock with priority over our existing common stock with respect to distributions and rights upon liquidation or with other terms and conditions, that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

We believe that the power of our Board to approve amendments to our Charter to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series, to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

As discussed under  “–Certain Provisions of Maryland Law and of our Charter And Bylaws,” certain provisions of Maryland law and our Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “STOR.”

Restrictions on Ownership and Transfer

In order for us to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our Charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT.  Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock.  We refer to these restrictions, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.  As a result, the acquisition of less than 9.8% of our outstanding common stock or 9.8% of our outstanding stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquiror or another individual or entity to own our stock in excess of the ownership limit.

Our Board may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT.  As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our Board may, but is not required to, require an opinion of counsel or a ruling from the Internal Revenue Service satisfactory to our Board as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our Board may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT.  A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our Charter also prohibits:

•     any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

•     any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons; and

•     any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT.  The provisions of our Charter relating to the restrictions on ownership and transfer of our stock will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void.  Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our Charter or our Board), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares.  The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust.  If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our Charter or our Board), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity,” will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our Charter.  After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•     the price paid by the proposed transferee for the shares (or, if the proposed transferee did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

•     the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares.

The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary.  If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•     the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•     the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held.  Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit.  In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our Board authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Certain Provisions of Maryland Law and of our Charter And Bylaws

Election and Removal of Directors

Our Charter and Bylaws provide that the number of our directors may be established only by our Board but may not be fewer than the minimum number required under the MGCL, which is one, nor, unless our Bylaws are amended, more than 15.  There is no cumulative voting in the election of directors, and directors are elected by a plurality of all the votes cast in the election of directors.

We have elected by a provision of our Charter to be subject to provisions of Maryland law requiring that, except as otherwise provided in the terms of any class or series of our stock, vacancies on our Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Our Charter provides that, subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause and by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors.

Amendment to Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our Charter must be advised by our Board and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.  Our Bylaws may only be amended by (i) our Board  or (ii) any stockholder(s) who comply with the qualification provisions in Article XV of our Bylaws by properly submitting a binding proposal to the stockholders for approval at a duly called annual or special meeting.  In addition, amendments to the provisions of our Bylaws prohibiting our Board from revoking, altering or amending its resolution exempting any business combination from the “business combination” provisions of the MGCL or exempting any acquisition of our stock from the “control share” provisions of the MGCL without the approval of our stockholders must be approved by the affirmative vote of a majority of the votes cast on the matter by our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•     any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•     an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder.  In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•     80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•     two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  As permitted by the MGCL, our Board has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute.  Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us.  As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute.  Our Bylaws provide that this resolution or any other resolution of our Board exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our Board may only adopt any resolution inconsistent with this resolution, with the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter.  Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•     one-tenth or more but less than one-third;

•     one-third or more but less than a majority; or

•     a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting.  If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the Charter or Bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, and this provision of our Bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•     a classified board;

•     a two-thirds vote requirement for removing a director;

•     a requirement that the number of directors be fixed only by vote of the board of directors;

•     a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•     a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our Charter provides that, except as may be provided by our Board in setting the terms of any class of series of stock, vacancies on our Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and that a director elected by our Board to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualified.  We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our Board or increase the vote required to remove a director without stockholder approval.  Moreover, our Charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8.  Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we (1) vest in our Board the exclusive power to fix the number of directors and (2) require, unless called by our chairman, our chief executive officer, our president or our Board , the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders.  We do not currently have a classified board and a director may be removed only for cause and by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Special Meetings of Stockholders

Pursuant to our Bylaws, our chairman, our chief executive officer, our president or our Board may call a special meeting of our stockholders.  Subject to the provisions of our Bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our Bylaws.  Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Corporate Opportunities

Our Charter provides that, to the maximum extent permitted by Maryland law, each of our controlling stockholder, its affiliates, each of their representatives, and each of our directors or officers that is an affiliate or designee of our controlling stockholder or its affiliates has the right to, and has no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, or (y) directly or indirectly do business with any of our clients, customers or suppliers.  In the event that our controlling stockholder or any of its affiliates, or any of their representatives or designees acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, our controlling stockholder, its affiliates and any of their representatives or designees shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to us or any of our affiliates and shall not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty (contractual or otherwise) by reason of the fact that our controlling stockholder or any of its affiliates, or any of their representatives or designees, directly or indirectly, pursues or acquires such opportunity for themselves, directs such opportunity to another person, or does not present such opportunity to us or any of our affiliates.

Advance Notice of Director Nomination and New Business; Proxy Access

Our Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by any stockholder who was a stockholder of record at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our Bylaws.  Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date our proxy statement was released for the preceding year’s annual meeting.

Our Bylaws also permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of the outstanding shares of our common stock continuously for at least the prior three years, to nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of stockholders, up to the greater of (i) two directors or (ii) 20% of the number of directors then serving on the Board (rounding down to the closest whole number). The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our Bylaws.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders.  Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our Board or (2) if the special meeting has been called in accordance with our Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our Bylaws.  Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our Board to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under “–Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock without the approval of our Board.  These provisions may delay, defer or prevent a change in control.

Further, our Board has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us.  These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.  We believe that the power of our Board to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our Charter and Bylaws also provide that the number of directors may be established only by our Board, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees.  The provisions of our Bylaws discussed above under “–Special Meetings of Stockholders” and “–Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements.  We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals.  However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our Charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action.  Our Charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our Charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•     the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•     the director or officer actually received an improper personal benefit in money, property or services; or

•     in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•     any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•     any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

•     Our Charter and Bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law as described under the caption “Certain Relationships and Related Party Transactions” in our most recent Definitive Proxy Statement on Schedule 14A filed with the SEC.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

These provisions could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.